Exhibit 99.1

SouthState Closes Merger with Atlantic Capital Bank Expands Presence and Adds Board Members in Atlanta	For Immediate Release
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Jackie Smith, 803.231.3486

ATLANTA – March 1, 2022 – SouthState Corporation (NASDAQ: SSB) (“SouthState” or the “Company”) today announced the closing of its acquisition of Atlantic Capital Bancshares, Inc. (NASDAQ: ACBI) (“Atlantic Capital”) through the merger of Atlantic Capital with and into SouthState. Immediately after that merger, Atlantic Capital’s subsidiary bank, Atlantic Capital Bank, N.A. merged with and into SouthState Bank, N.A. (“SouthState Bank”). As a result of these transactions, the combined company has an expanded presence in the Atlanta market, with $5 billion in deposits and ranks 8th in market share (3rd among banks under $100 billion in assets).

“We are pleased to welcome the talented bankers and expanded corporate banking focus and expertise in payments and ‘banking as a service’ from Atlantic Capital,” said John C. Corbett, CEO of SouthState. “Atlanta is a strategically important market for us, and to assist with that growth and focus, we’re pleased to welcome Doug Williams and his team in Atlanta.”

“As a result of this merger, our combined companies now have the scale in Atlanta to effectively compete with the benefit of a larger balance sheet and enhanced capital markets capabilities. We look forward to building on Atlantic Capital’s success as we continue to provide our existing customers with the best solutions and service in banking,” said Douglas L. Williams, former Atlantic Capital CEO.

The Atlantic Capital executive leadership team will continue to serve the Atlantic Capital customers and the Atlanta community, most notably:

Douglas L. Williams, former Atlantic Capital CEO, now serves as president of Atlanta Banking Group & head of Corporate Banking.

Kurt A. Shreiner will continue as president of the Corporate Financial Services division and will continue to focus on the growth of the FinTech and Payments businesses.

Richard A. Oglesby Jr. will continue as president of the Atlanta division.

In connection with the merger, the Company announced the appointment of two Atlantic Capital directors to the boards of SouthState and SouthState Bank.

Shantella E. “Shan” Cooper is the former executive director of Atlanta Committee for Progress (January 2019 – February 2022) and has served on the Atlantic Capital board since 2019. Prior to her services with the Atlanta Committee for Progress, Ms. Cooper was the chief transformation officer for WestRock Company (2016-2018) and vice president and general manager of Lockheed Martin Aeronautics Company (2011-2016). Ms. Cooper also serves as a director to Veritiv Corporation, Intercontinental Exchange, Inc., and Georgia Power Company.

Douglas J. Hertz, president & CEO United Distributors, has served on the Atlantic Capital board since 2011. A native of Atlanta since 1984, Hertz has grown United Distributors, a privately held beverage distribution business, to one of the top 25 private companies in Atlanta. He began his career with KPMG, LLP. He currently sits on the board of directors of Georgia Power Company, the Georgia Ports Authority, and a number of not-for-profit institutions.

In addition to Ms. Cooper and Mr. Hertz, the Company has appointed Ronald M. Cofield to the SouthState board and the SouthState Bank board, effective February 24, 2022. Mr. Cofield recently retired from PricewaterhouseCoopers, LLP, where he spent 38 years, including as managing partner of PwC’s Orlando and Birmingham offices, Carolina’s practice, and the Atlanta Assurance practice. He currently works with the Tech Transformation Academy at City of Refuge, a not-for-profit organization located in one of Atlanta’s most economically challenged neighborhoods.

SouthState Corporation (NASDAQ: SSB) is a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia. The bank also serves clients coast to coast through its correspondent banking division. Additional information is available at SouthStateBank.com.